Exhibit 5.3

May 28, 2021

Enovix Corporation

3501 W Warren Ave.

Fremont, CA 94538

Ladies and Gentlemen:

We have acted as counsel to Enovix Corporation, a Delaware corporation (“Enovix”), in connection with the Agreement and Plan of Merger, dated as of February 22, 2021 (the “Agreement”) by and among Enovix, Rodgers Silicon Valley Acquisition Corp., a Delaware corporation, (“Parent”), and RSVAC Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Agreement, Merger Sub will merge with and into Enovix (the “Merger” or the “Business Combination”), with Enovix surviving the Merger as a wholly owned subsidiary of Parent. All section references, unless otherwise indicated, are to the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This opinion is being delivered in connection with the Registration Statement on Form S-4 of Parent, and the proxy statement/prospectus contained therein, filed in connection with the Merger (the “Registration Statement”). Capitalized terms not defined herein have the meanings set forth in the Agreement.

In preparing this opinion, we have examined and relied upon the Agreement, the Registration Statement, certain customary tax representation letters provided by Enovix, on the one hand, and Parent and Merger Sub, on the other hand (the “Tax Representation Letters”), and such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

In rendering this opinion, we have assumed without investigation or verification that the facts and factual statements set forth in the Agreement and the Registration Statement, or otherwise made to us, are true, correct and complete in all material and relevant respects; that the Merger will be completed in accordance with the Agreement; that the statements, representations, and agreements contained in the Tax Representation Letters are true, accurate and complete; that there is no change in applicable law between the date hereof and the effective time of the Merger; that any representation in any of the documents referred to herein that is made based on the knowledge, belief or intention (or similar qualification) of any person or party is true, correct and complete without such qualification; and that, as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is no such plan, intention, understanding or agreement. We have also assumed that the cash or other property (other than Parent Common Stock) paid in respect of Dissenting Shares (if any) will constitute no more than 15% of the sum of (i) the aggregate amount of cash and the fair market value of the Parent Common Stock to be received by Company Stockholders on the Closing Date pursuant to the Merger (other than in respect of Dissenting Shares (if any)), and (ii) the amount of cash and the fair market value of any other property (other than Parent Common Stock) to be paid to Company Stockholders in respect of Dissenting Shares (if any). Any inaccuracy in, or breach of, any of the aforementioned statements, representations or assumptions could adversely affect our opinion.

Our opinion is based on existing provisions of the Code, Treasury Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service as in effect on the date of this opinion, all of which are subject to change (possibly with retroactive effect) or reinterpretation. The opinion we express herein is limited solely to matters governed by the federal income tax laws of the United States. No opinion may be implied or inferred beyond that which is stated expressly in this opinion letter. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. In addition, no assurances can be given that a change in the law on which our opinion is based, or the interpretation thereof, will not occur or that such change will not affect the opinion expressed herein. We undertake no responsibility to advise of any such developments in the law.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth therein and herein, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations of the Redemption of RSVAC Common Stock and the Business Combination—U.S. Federal Income Tax Considerations of the Business Combination.”

This opinion is being furnished in connection with the filing of the Registration Statement, and cannot to be relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name therein under the captions “Material U.S. Federal Income Tax Considerations of the Business Combination” and “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder. Our opinion is being delivered prior to the consummation of the Merger and therefore is prospective and dependent on future events. We are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue, inaccurate or incomplete, in which case, our opinions shall be void and of no force or effect, but only to the extent that such untruth, inaccuracy or incompletion affects the accuracy of the opinion provided herein.

Sincerely,

/s/ COOLEY LLP

COOLEY LLP